POWER OF ATTORNEY

The undersigned hereby appoints Sheldon M. Fox as the undersigned’s true and lawful attorney-in fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, Form 3, Form 4, Form 5, any amendments to any of the foregoing and any related documentation that may be required to be filed by the undersigned with respect to securities of Lawson Products, Inc. (“Lawson”) that are beneficially owned by the undersigned, as a result of the undersigned’s role as an owner and managing member of KDI Capital Partners, LLC.  The undersigned grants unto said attorney-in-fact full power and authority to do and perform each and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Section 13, Section 14 or Section 16 of the Securities Exchange Act of 1934.

This Power of Attorney shall remain in full force and effect through September 18, 2014, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the 11th day of September 2014.

/s/ John M. Day
John M. Day